UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 25, 2016

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700, Sunnyvale, California 94089

(Address of principal executive offices, including ZIP code)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2016, Rambus Inc. (“Rambus”) and the shareholders and optionholders (the “Sellers”) of Smart Card Software Limited, a private company limited by shares incorporated in England and Wales (“SCS”), entered into a purchase agreement (the “Purchase Agreement”) pursuant to which Rambus acquired all outstanding shares of SCS for £64.7 million in cash. Approximately £11.9 million of the consideration was placed in escrow to fund indemnification obligations and other contractual provisions, with releases of portions of the escrow fund at six, 12 and 18 months.

The Purchase Agreement includes certain customary representations, warranties and covenants on the part of the Sellers and Rambus. The Purchase Agreement also includes various other provisions customary for transactions of this nature, including indemnification provisions and a working capital true-up to be computed post-closing. The foregoing is a summary of the material provisions of the Purchase Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Purchase Agreement, which Rambus will file with the Securities and Exchange Commission.

Item 8.01	Other Events.

On January 25, 2016, Rambus issued a press release announcing that it acquired all outstanding shares of SCS as described under Item 1.01 above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information in this press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Rambus Inc., issued on January 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2016	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title

99.1	Press Release of Rambus Inc., issued on January 25, 2016.